For further information contact:
                                                Ernie Mrozek (CFO) 901.766.1268
                                                Steve Bono (COM) 630.663.2150
                                                Bruce Byots (INV) 630.663.2906


FOR IMMEDIATE RELEASE
April 28, 2004


               SERVICEMASTER REPORTS 2004 FIRST QUARTER RESULTS;
               -------------------------------------------------
               REFLECTS CONTINUED GROWTH IN REVENUES AND EARNINGS
               --------------------------------------------------

     DOWNERS GROVE, Illinois,  April 28, 2004 - The ServiceMaster Company (NYSE:
SVM) today announced first quarter 2004 revenues of $757 million, a 6 percent increase compared to the prior year. First quarter earnings per share doubled from $.02 in 2003 to $.04 in 2004.

     "Although it is early in our production season, we are pleased that every business delivered top line growth. Our largest brands did this while simultaneously making valuable changes in their sales methods and service offerings while taking advantage of favorable weather in the quarter. TruGreen ChemLawn continues to reduce its reliance on telemarketing and Terminix is offering more choice to its customers," said Jonathan Ward, Chairman and CEO.

     "By continuing to differentiate our service experience, we expect to produce steady gains in performance and retention while strengthening our brand image in the minds of consumers. Our team is confident in this plan and focused on execution."

Review of Cash Flows and Balance Sheet

     Net cash flow provided by operating activities was a positive $16 million in the quarter, compared to operating activities using net cash of $33 million in the previous year. The increase is a result of higher earnings and a decrease in the use of working capital, primarily due to increased production and related collections and the timing and amount of certain payables and accruals.

Outlook
-------

     "We are re-affirming our outlook for the year. We expect revenue growth to be in the mid-single digits and that earnings per share will grow somewhat faster than revenues," said Ward. "We believe that positive factors such as the improving economy, consumer confidence and home sales will help us overcome higher insurance, fuel costs and a return to a more normal level of variable compensation. We are focused company-wide on top-line sales, increased retention and price realization, as well as improving performance in the ARS/AMS segment and at TruGreen LandCare."

Business Review by Segment
--------------------------

TruGreen

     For the first quarter of 2004, the TruGreen segment reported revenues of $225 million, up 10 percent compared with the prior year. Operating loss for the quarter was $3 million compared with $9 million in the prior year.

     Revenues in the lawn care unit increased 18 percent, reflecting accelerated timing of production due to more favorable weather conditions, as well as higher customer counts. Operating income increased by $11 million, reflecting higher revenues and labor and cost efficiencies.

     Revenues in the landscaping unit were comparable to the prior year. Modest growth in base contract maintenance combined with stronger enhancement sales volume was offset by last year's higher snow removal business. Operating income declined by $6 million primarily reflecting a reduction in higher margin snow removal business, branch consolidation costs and higher insurance expense.

Terminix

     The Terminix segment reported first quarter 2004 revenues of $237 million, up 5 percent as compared to 2003. The increase in revenue reflects improved pricing in termite renewals combined with a modest increase in pest control revenues. Termite completion revenues were up modestly, reflecting an increase in volume following last year's weak termite swarm season and improved price realization, offset by the mix shift from the higher priced bait product to liquid treatments. Operating income increased 8 percent to $36 million reflecting the increase in revenues and strong cost controls.

American Home Shield

     The American Home Shield (AHS) segment reported first quarter revenues of $103 million, up 9 percent compared to the prior year. AHS experienced strong growth in its consumer channels and more moderate growth in its renewal and real estate channels. Operating income increased 24 percent to $10 million, primarily due to revenue growth and continued favorable contract cost activity.

American Residential Services and American Mechanical Services

     First quarter revenues in the American Residential Services (ARS) and American Mechanical Services (AMS) segment were $154 million, an increase of 2 percent, compared with the prior year. The segment experienced an increase in construction and project revenue, partially offset by a modest decrease in revenues due to operations shut-down in the second half of 2003 and declines in HVAC and plumbing volume.

     The segment reported an operating loss for the quarter of $4 million compared with $1 million in the prior year. This increase was primarily due to lower project margins at AMS and higher marketing, fuel and insurance costs at ARS. Additionally, profitability was negatively impacted by a modest revenue mix shift to the lower margin construction business.

         Other Operations

     The Other Operations segment reported first quarter revenues of $39 million, up 7 percent compared with the prior year. The combined ServiceMaster Clean and Merry Maids franchise operations reported an increase in earned revenue of 9 percent, primarily driven by continued excellent results in disaster restoration and improved growth in maid service. Operating loss for the quarter was $9 million compared with $7 million in the prior year, reflecting higher headquarter level costs related to insurance and variable compensation, partially offset by a solid increase in profits from the franchise businesses.

Conference Call Details
-----------------------

     The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on April 28, 2004. Interested parties may listen to the call at
(877) 766-3986. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21193072).

Company Overview
----------------

     ServiceMaster provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating, ventilation and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

     These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express,

Rescue Rooter, American Mechanical Services, American Home
Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments
-----------------

     The Company is primarily comprised of five business segments:

     The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning, electrical and plumbing services provided under the ARS Service Express, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------

     This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates;
unexpected increases in operating costs, such as higher insurance, self insurance and health care costs; higher fuel prices;

increased governmental regulation including telemarketing; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)


                                          Three Months Ended
                                              March 31,
Statements of Income
                                         2004          2003
                                     ------------  ------------
Operating Revenue                    $    756,891  $    712,343

Operating Costs and Expenses:

Cost of services rendered
 and products sold                        545,056       516,354
Selling and administrative
 expenses                                 179,310       169,208
Amortization expense                        1,422         1,640
                                     ------------  ------------
Total operating costs
 and expenses                             725,788       687,202
                                     ------------  ------------
Operating Income                           31,103        25,141

Non-operating Expense (Income):

Interest expense                           14,931        16,283
Interest and investment income             (4,570)       (1,219)
Minority interest and other
 expense, net                               2,046         2,072
                                     ------------  ------------
Income from Continuing Operations
 before Income Taxes                       18,696         8,005
Provision for income taxes                  7,235         3,162
                                     ------------  ------------
Income from Continuing Operations          11,461         4,843

Loss from discontinued operations,
 net of income taxes                         (262)         (168)
                                     ------------  ------------
Net Income                           $     11,199  $      4,675
                                     ============  ============

Diluted Earnings Per Share (1):

Income from continuing operations          $ 0.04        $ 0.02

Loss from discontinued operations             ---           ---
                                           ------        ------
Diluted Earnings Per Share                 $ 0.04        $ 0.02
                                           ======        ======

Number of Shares - Diluted                296,035       301,635


---------------------------------------------------------------

Dividends Per Share                       $ 0.105       $ 0.105
                                          =======       =======
Price Range Per Share:
 High Price                               $ 12.05       $ 11.41
 Low Price                                  10.65          8.95

------------------------------------------------------------------------------

THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets                              As of
                                             March 31,     Dec. 31,
                      Assets                   2004          2003
                                           ------------  ------------
  Cash and cash equivalents                $    146,572  $    228,161
  Marketable securities                          89,167        90,540
  Receivables, net of allowances                336,008       333,834
  Inventories and other current assets          306,238       232,966
  Assets in discontinued operations               4,948         5,273
                                           ------------  ------------
    Total Current Assets                        882,933       890,774
                                           ------------  ------------
  Intangible assets, primarily trade
    names and goodwill, net of
    accumulated amortization                  1,739,605     1,732,659
  Property and equipment, net of
    accumulated depreciation                    184,618       179,515
  Long-term marketable securities                93,118        92,562
  Notes receivable and other assets              59,623        60,916
                                           ------------  ------------
    Total Assets                           $  2,959,897  $  2,956,426
                                           ============  ============
              Liabilities and Equity

  Current liabilities                      $    816,481  $    770,079
  Liabilities in discontinued operations         12,955        14,380
  Current debt maturities                        30,245        33,781
                                           ------------  ------------
    Total Current Liabilities                   859,681       818,240
                                           ------------  ------------
  Long-term debt                                792,837       785,490
  Other long-term obligations                   410,919       401,474
  Liabilities in discontinued operations         33,977        34,396

  Minority interest                             100,309       100,309
  Shareholders' equity                          762,174       816,517
                                           ------------  ------------
    Total Liab. and Shareholders' Equity   $  2,959,897  $  2,956,426
                                           ============  ============


                                               Three Months Ended
                                                    March 31,

Statements of Cash Flows                       2004          2003
                                           ------------  ------------

Cash and Cash Equivalents at January 1     $    228,161  $    227,177

Cash Flows from Operating Activities:

Net Income                                       11,199         4,675
Adjustments to reconcile net income to net
  cash flows from operating activities:
  Loss from discontinued operations                 262           168
  Depreciation                                   12,175        12,397
  Amortization                                    1,422         1,640
  Deferred income tax expense                     5,815         2,448
  Change in working capital,
    net of acquisitions                         (16,170)      (58,153)
  Other, net                                      1,514         3,782
                                           ------------  ------------
Net Cash Provided from (Used for)
  Operating Activities                           16,217       (33,043)
                                           ------------  ------------
Cash Flows from Investing Activities:
  Property additions                            (12,520)      (10,527)
  Sale of equipment and other assets                488           933
  Business acquisitions, net of cash acquired    (4,197)      (13,070)
  Notes receivable, financial investments
    and securities                                3,696       (14,016)
                                           ------------  ------------
Net Cash Used for Investing Activities          (12,533)      (36,680)
                                           ------------  ------------
Cash Flows from Financing Activities:
  Net payments of debt                           (9,962)      (10,549)
  Purchase of ServiceMaster stock               (39,831)       (1,901)
  Shareholders' dividends                       (30,792)      (31,359)
  Other                                          (2,646)        2,273
                                           ------------  ------------
Net Cash Used for Financing Activities          (83,231)      (41,536)
                                           ------------  ------------

                                           ------------  ------------
Cash Used for Discontinued Operations            (2,042)      (11,651)
                                           ------------  ------------

Cash Decrease During the Period                 (81,589)     (122,910)
                                           ------------  ------------

Cash and Cash Equivalents at March 31      $    146,572  $    104,267
                                           ============  ============

Note:

(1) The weighted-average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures. Shares potentially issuable under convertible securities have not been considered outstanding for the three months ended March 31, 2004 and 2003, respectively, as their inclusion results in a less dilutive computation. Had the inclusion of convertible securities not resulted in a less dilutive computation for the three months ended March 31, 2004 and 2003, incremental shares attributable to the assumed conversion of the debentures would have increased shares outstanding by
8.0 million shares and 8.2 million shares, respectively, and the after-tax interest expense related to the convertible debentures that would have been added to net income in the numerator would have been $1.2 million for both periods.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

                                     Three months ended
                                       March 31, 2004
                                     ------------------
Continuing Operations:            Income     Shares     EPS
----------------------           --------   -------   ------
Basic EPS                        $ 11,461   291,799   $ 0.04

Effect of dilutive securities,

net of tax:
  Options                                     4,236
                                 --------   -------
Diluted EPS                      $ 11,461   296,035   $ 0.04
                                 ========   =======   ======

                                      Three months ended
                                       March 31, 2003
                                     ------------------
Continuing Operations:            Income     Shares     EPS
----------------------           --------   -------   ------
Basic EPS                        $  4,843   297,801   $ 0.02

Effect of dilutive securities,

net of tax:
  Options                                     3,834
                                 --------   -------
Diluted EPS                      $  4,843   301,635   $ 0.02
                                 ========   =======   ======

THE SERVICEMASTER COMPANY
(In thousands)


Segment Summaries
                           For the three months ended March 31,
                               2004        2003      % Change
                            ----------  ----------   --------
Operating Revenue:
 TruGreen                   $  224,659  $  204,547        10%
 Terminix                      236,796     225,906         5%
 American Home Shield          102,797      94,224         9%
 ARS/AMS                       153,984     151,433         2%
 Other Operations               38,655      36,233         7%
                            ----------  ----------   --------
Total Operating Revenue     $  756,891  $  712,343         6%
                            ==========  ==========   ========

Operating Income:
 TruGreen                   $   (2,898) $   (8,550)       66%
 Terminix                       36,254      33,528         8%
 American Home Shield           10,116       8,159        24%
 ARS/AMS                        (3,648)     (1,170)       N/M
 Other Operations               (8,721)     (6,826)      -28%
                            ----------  ----------   --------
Total Operating Income      $   31,103  $   25,141        24%
                            ==========  ==========   ========


                                     As of March 31,
                               2004        2003      % Change
                            ----------  ----------   --------
Capital Employed:
 TruGreen                   $  850,163  $1,000,406       -15%
 Terminix                      598,445     602,068        -1%
 American Home Shield          135,435     101,725        33%
 ARS/AMS                        94,805     394,483       -76%
 Other Operations and
  Discontinued Operations        6,717      27,608       -76%
                            ----------  ----------   --------
Total Capital Employed      $1,685,565  $2,126,290       -21%
                            ==========  ==========   ========

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.



Key Performance Indicators
                                    Rolling twelve month metrics
                                          as of March 31,

                                          2004       2003
                                        --------   --------

 TruGreen ChemLawn-
  Growth in Full Program Contracts            2%         2%
  Customer Retention Rate                  63.6%      63.5%

 Terminix -
  Growth in Pest Control Customers            4%         1%
  Pest Control Customer Retention Rate     77.6%      75.2%

  Growth in Termite Customers                -2%         0%
  Termite Customer Retention Rate          88.2%      88.6%

 American Home Shield -
  Growth in Warranty Contracts                6%        12%
  Customer Retention Rate                  54.7%      55.1%